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ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT made the 13th day of May, 1996, by and between Strategist Growth and Income Fund, Inc. (the "Company"), a Minnesota corporation, on behalf of its underlying series funds, and American Express Financial Corporation (the "Corporation"), a Delaware corporation.

Part One:  SERVICES

(1) The Company hereby retains the Corporation, and the Corporation hereby agrees, for the period of this Agreement and under the terms and conditions hereinafter set forth, to furnish the Company continuously with all administrative, accounting, clerical, statistical, correspondence, corporate and all other services of whatever nature required in connection with the administration of the Company as provided under this Agreement; and to pay such expenses as may be provided for in Part Three hereof; subject always to the direction and control of the Board of Directors (the "Board"), the Executive Committee and the authorized officers of the Company. The Corporation agrees to maintain an adequate organization of competent persons to provide the services and to perform the functions herein mentioned. The Corporation agrees to meet with any persons at such times as the Board deems appropriate for the purpose of reviewing the Corporation's performance under this Agreement.

(2) The Company agrees that it will furnish to the Corporation any information that the latter may reasonably request with respect to the services performed or to be performed by the Corporation under this Agreement.

(3) It is understood and agreed that in furnishing the Company with the services as herein provided, neither the Corporation, nor any officer, director or agent thereof shall be held liable to the Company or its creditors or shareholders for errors of judgment or for anything except willful misfeasance, bad faith, or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the terms of this Agreement. It is further understood and agreed that the Corporation may rely upon information furnished to it reasonably believed to be accurate and reliable.

Part Two:  COMPENSATION FOR SERVICES

(1) The Company agrees to pay to the Corporation, and the Corporation covenants and agrees to accept from the Company in full payment for the services furnished, based on the net assets of the Company as set forth in the following table:

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Assets         Annual rate at         Assets       Annual rate at
(billions)    each asset level       (billions)   each asset level

Strategist Equity Income Fund        Strategist Balanced Fund
Strategist Total Return Fund         First $1     0.040%
Strategist Equity Fund               Next   1     0.035
First $0.50  0.040%                  Next   1     0.030
Next   0.50  0.035                   Next   3     0.025
Next   1     0.030                   Over   6     0.020
Next   1     0.025
Next   3     0.020
Over   6     0.020

The administrative fee for each calendar day of each year shall be equal to 1/365th (1/366th in each leap year) on the total amount computed. The computation shall be made for each such day on the basis of net assets as of the close of business on the full business day two (2) business days prior to the day for which the computation is being made. In the case of the suspension of the computation of net asset value, the administrative fee for each day during such suspension shall be computed as of the close of business on the last full business day on which the net assets were computed. As used herein, "net assets" as of the close of a full business day shall include all transactions in shares of the Company recorded on the books of the Company for that day.

(2) The administrative fee shall be paid on a monthly basis and, in the event of the termination of this Agreement, the administrative fee accrued shall be prorated on the basis of the number of days that this Agreement is in effect during the month with respect to which such payment is made.

(3) The administrative fee provided for hereunder shall be paid in cash by the Company to the Corporation within five (5) business days after the last day of each month.

(4) Until September 30, 1997, AEFC has agreed to waive fees and to absorb fund expenses under this Agreement. If, at the end of any month, the fees and expenses of the Fund under this Agreement and any other agreement between the Fund and AEFC exceed 1.25% for Equity Income Fund, 1.3% for Total Return Fund, 1.25% for Equity Fund or 1.25% for Balanced Fund, the Fund shall not pay fees and expenses under this Agreement to the extent necessary to keep the Equity Income, Total Return, Equity and Balanced Funds' expense ratio from exceeding the limitation.

Part Three:  ALLOCATION OF EXPENSES

(1) The Company agrees to pay:

(a) Administrative fees payable to the Corporation for its services under the terms of this Agreement.

(b) Taxes.

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(c) Fees and charges of its independent certified public accountants for services the Company requests.

(d) Fees and expenses of attorneys for services the company requests.

(e) Fees paid for the qualification and registration for public sale of the securities of the Company under the laws of the United States and of the several states in which such securities shall be offered for sale.

(f) Office expenses which shall include a charge for occupancy, insurance on the premises, furniture and equipment, telephone, telegraph, electronic information services, books, periodicals, published services, and office supplies used by the Company, equal to the cost of such incurred by American Express Financial Corporation.

(g) Fees of consultants employed by the Company.

(h) Directors, officers and employees expenses which shall include fees, salaries, memberships, dues, travel, seminars, pension, profit sharing, and all other benefits paid to or provided for directors, officers and employees, directors and officers liability insurance, errors and omissions liability insurance, worker's compensation insurance and other expenses applicable to the directors, officers and employees, except the Company will not pay any fees or expenses of any person who is an officer or employee of the Corporation or its affiliates.

(i) Filing fees and charges incurred by the Company in connection with filing any amendment to its articles of incorporation, or incurred in filing any other document with the State of Minnesota or its political subdivisions.

(j) Organizational expenses of the Company.

(k) One-half of the Investment Company Institute membership dues charged jointly to the Preferred Master Trust Group and the Corporation.

(l) Expenses properly payable by the Company, approved by the Board.

(2) The Corporation agrees to pay all expenses associated with the services it provides under the terms of this Agreement. Further, the Corporation agrees that if, at the end of any month, the expenses of the Company under this Agreement and any other agreement between the Company and the Corporation, but excluding those expenses set forth in (1)(b) of this Part Three, exceed the most restrictive applicable state expenses limitation, the Company shall not pay those expenses set forth in (1)(a) and (c) through
(m) of this Part Three to the extent necessary to keep the Company's expenses from exceeding the limitation, it being PAGE 4 understood that the Corporation will assume all unpaid expenses and bill the Company for them in subsequent months but in no event can the accumulation of unpaid expenses or billing be carried past the end of the Company's fiscal year.

Part Four:  MISCELLANEOUS

(1) The Corporation shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Company.

(2) A "full business day" shall be as defined in the By- laws.

(3) The Company recognizes that the Corporation now renders and may continue to render investment advice and other services to other investment companies and persons which may or may not have investment policies and investments similar to those of the Company and that the Corporation manages its own investments and/or those of its subsidiaries. The Corporation shall be free to render such investment advice and other services and the Company hereby consents thereto.

(4) Neither this Agreement nor any transaction had pursuant hereto shall be invalidated or in anyway affected by the fact that directors, officers, agents and/or shareholders of the Company are or may be interested in the Corporation or any successor or assignee thereof, as directors, officers, stockholders or otherwise; that directors, officers, stockholders or agents of the Corporation are or may be interested in the Company as directors, officers, shareholders, or otherwise; or that the Corporation or any successor or assignee, is or may be interested in the Company as shareholder or otherwise, provided, however, that neither the Corporation, nor any officer, director or employee thereof or of the Corporation, shall sell to or buy from the Company any property or security other than shares issued by the Company, except in accordance with applicable regulations or orders of the United States Securities and Exchange Commission.

(5) Any notice under this Agreement shall be given in writing, addressed, and delivered, or mailed postpaid, to the party to this Agreement entitled to receive such, at such party's principal place of business in Minneapolis, Minnesota, or to such other address as either party may designate in writing mailed to the other.

(6) The Corporation agrees that no officer, director or employee of the Corporation will deal for or on behalf of the Company with himself as principal or agent, or with any corporation or partnership in which he may have a financial interest, except that this shall not prohibit officers, directors or employees of the Corporation from having a financial interest in the Company or in the Corporation.

(7) The Company agrees that the Corporation may subcontract for certain of the services described under this Agreement with the understanding that there shall be no diminution in the quality or level of the services and that the Corporation remains fully responsible for the services.
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(8) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party. This Agreement shall be governed by the laws of the State of Minnesota.

Part Five:  RENEWAL AND TERMINATION

(1) This Agreement shall become effective on the date first set forth above (the "Effective Date") and shall continue in effect from year to year thereafter as the parties may mutually agree; provided that either party may terminate this Agreement by giving the other party notice in writing specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice.

(2) This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

IN WITNESS THEREOF, the parties hereto have executed the foregoing Agreement as of the day and year first above written.


STRATEGIST GROWTH AND INCOME FUND, INC.
  Strategist Balanced Fund
  Strategist Equity Income Fund
  Strategist Total Return Fund
  Strategist Equity Fund


By:  /s/ James A. Mitchell
           James A. Mitchell
           President



AMERICAN EXPRESS FINANCIAL CORPORATION


By:  /s/ Richard W. Kling
           Richard W. Kling
           Senior Vice President